                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

    Filed by the Registrant [X]

    Filed by a Party other than the Registrant [ ]

    Check the appropriate box:

    [ ] Preliminary Proxy Statement                       [ ] Confidential, for Use of the Commission
                                                              Only (as permitted by Rule 14a-6(e)(2))

    [X] Definitive Proxy Statement

    [ ] Definitive Additional Materials

    [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             THE MILLS CORPORATION
                -----------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                             MILLS CORPORATION LOGO

                             THE MILLS CORPORATION

                             1300 WILSON BOULEVARD
                                   SUITE 400
                           ARLINGTON, VIRGINIA 22209
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 16, 2000

     Dear Shareholder:

     You are cordially invited to attend the 2000 Annual Meeting of Shareholders (the "Meeting") of The Mills Corporation (the "Company") which will be held on Tuesday, May 16, 2000, at 10:00 a.m., eastern daylight savings time, at the Key Bridge Marriott, 1401 Lee Highway, Arlington, Virginia 22209, to consider the following proposals:

          1. To elect four directors to serve for the ensuing three-year term.

          2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2000.

          3. To transact such other business as may properly come before such meeting or any adjournments thereof.

     Only shareholders of record at the close of business on March 21, 2000, will be entitled to vote at the Meeting or any adjournments thereof.

     It is important that your shares be represented at the Meeting, even if you cannot attend the Meeting and vote your shares in person. PLEASE GIVE CAREFUL CONSIDERATION TO THE MATTERS TO BE VOTED UPON, COMPLETE AND SIGN THE ACCOMPANYING PROXY CARD, AND RETURN THE CARD PROMPTLY IN THE ENVELOPE PROVIDED. If you later decide to attend the Meeting, you may revoke your proxy at that time and vote your shares in person.

                                          By order of the Board of Directors,

                                          /s/ Laurence C. Siegel

                                          Laurence C. Siegel
                                          Chairman of the Board and
                                          Chief Executive Officer

                                          /s/ Thomas E. Frost
                                          Thomas E. Frost
                                          Secretary

March 31, 2000

                             THE MILLS CORPORATION

                             1300 WILSON BOULEVARD
                                   SUITE 400
                           ARLINGTON, VIRGINIA 22209
                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 16, 2000

     This Proxy Statement is furnished to shareholders of The Mills Corporation (the "Company"), a Delaware corporation, in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held on Tuesday, May 16, 2000, 10:00 a.m., eastern daylight savings time, at The Key Bridge Marriott, 1401 Lee Highway, Arlington, Virginia 22209, and at any adjournment of the Meeting. At the Meeting, shareholders will act upon the matters specified in the Notice of Meeting. This solicitation of proxies is made on behalf of the board of directors of the Company (the "Board of Directors").

     This Proxy Statement, together with the Company's 1999 Annual Report to Shareholders, was mailed to shareholders on or about March 31, 2000. The executive offices of the Company are currently located at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209.

SHAREHOLDERS ENTITLED TO VOTE

     Holders of record of common stock of the Company as of the close of business on the record date, March 21, 2000, are entitled to receive notice of and to vote at the Meeting. The common stock constitutes the only class of securities entitled to vote at the Meeting. Each share of common stock entitles the holder to one vote. At the close of business on March 21, 2000, there were 23,971,307 shares of common stock issued and outstanding.

PROXIES

     Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares represented by the proxy will be voted:

     - FOR Proposal 1, the election of all nominees for director; and

     - FOR Proposal 2, to ratify the appointment of Ernst & Young LLP as independent auditors.

     For your shares to be voted, you must file your proxy with the Secretary of the Company prior to the time of voting. You may change your vote at any time before the proxy is exercised by filing a notice of revocation or later dated proxy with the Secretary of the Company or by voting in person at the Meeting.

REQUIRED VOTE

     QUORUM. The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum.

     ELECTION OF DIRECTORS. The four nominees receiving the most affirmative votes will be elected as directors.

     RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS. Ratification of the appointment of Ernst & Young LLP as independent auditors requires the approval of a majority of votes cast at the Meeting. Abstentions will have the same effect as votes against Proposal 2.

     The Company knows of no business other than that set forth above to be transacted at the Meeting. If other matters requiring a vote do arise, it is the intention of the persons named in the proxy to vote on those matters in accordance with their judgment.

                             ELECTION OF DIRECTORS

                                  (PROPOSAL 1)

BOARD OF DIRECTORS

     The Board of Directors of the Company is divided into three classes, with one class of directors elected by the shareholders annually. The term of each class of directors is for a three-year period. The class of directors whose term expires in 2000 is comprised of four directors. The class of directors whose term expires in 2001 is comprised of five directors, and the class of directors whose term expires in 2002 is comprised of three directors. The class of directors whose terms will expire at the Meeting includes Charles R. Black, Jr., Dietrich von Boetticher, John M. Ingram and Peter B. McMillan. Messrs. Black, von Boetticher, Ingram and McMillan each have been nominated for re-election at the Meeting to hold office until the 2003 Annual Meeting of Shareholders and until his successor is elected and qualified. Nominees for director will be elected upon a favorable vote of a plurality of the shares of common stock present and entitled to vote, in person or by proxy, at the Meeting.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR ALL FOUR OF THE NOMINEES. Should any or all of these nominees become unable to serve for any reason, the Nominating Committee of the Board of Directors may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees.

NOMINEES FOR ELECTION FOR TERM ENDING 2003

CHARLES R. BLACK, JR., Director Since November 1995, Age 52

     President and Chief Executive Officer of Black, Kelly, Scruggs and Healey, Inc., a public affairs company or its predecessors since 1980. Mr. Black also serves on the board of directors of the American Conservative Union and the Fund for American Studies. Mr. Black is a member of the NOMINATING COMMITTEE of the Board of Directors.

DIETRICH VON BOETTICHER, Director Since April 1994, Age 58

     VICE CHAIRMAN of the Company since April 1994. Mr. von Boetticher has been a Director of Kan Am since 1976 and since 1972 has been a partner in the law firm of Von Boetticher, Hasse, Kaltwasser, both located in Munich, Germany. Mr. von Boetticher is a member of the NOMINATING COMMITTEE of the Board of Directors.

JOHN M. INGRAM, Director Since April 1994, Age 64

     VICE CHAIRMAN of the Company since August 1995. In addition, Mr. Ingram is currently an independent retail, real estate and bankruptcy consultant. Mr. Ingram has an extensive history serving with major retailers. From 1993 to 1994, he served as Senior Vice President of T.J. Maxx Company, Inc. and from 1974 until 1993, he was Senior Vice President and Secretary of Marshalls Inc. Mr. Ingram is a member of the EXECUTIVE COMMITTEE and the EXECUTIVE COMPENSATION COMMITTEE of the Board of Directors.

PETER B. MCMILLAN, Director Since August 1995, Age 52

     PRESIDENT AND CHIEF OPERATING OFFICER of the Company since February 1995. From 1993 until joining the Company, Mr. McMillan was Executive Vice President of Finance and Administration at CenterMark and previously served as Senior Vice President and Chief Financial Officer from 1989 to 1993. Prior to joining CenterMark, Mr. McMillan was a Partner at Nicholson, Inc., where he was responsible for acquisitions, development and financing of commercial real estate. Prior to joining Nicholson, Inc., Mr. McMillan spent twelve years as Senior Vice President of Finance and Chief Financial Officer of Goodman Segar Hogan, a real estate development company located in Norfolk, Virginia.

INCUMBENT DIRECTORS -- TERM ENDING 2001

JAMES C. BRAITHWAITE, Director Since April 1994, Age 59

     Chief Executive Officer and President of Kan Am U.S., Inc., an international investment company since 1980. Mr. Braithwaite previously served as Executive Vice President of Operations of the Company from August 1994 to November 1994. Prior to 1980, Mr. Braithwaite served as Executive Vice President of Glasmacher and Company. Mr. Braithwaite is a member of the EXECUTIVE COMMITTEE of the Board of Directors.

JAMES F. DAUSCH, Director Since October 1997, Age 57

     SENIOR EXECUTIVE VICE PRESIDENT OF DEVELOPMENT of the Company since April 1999. From December 1994 until April 1999, Mr. Dausch was Executive Vice President of Development of the Company. Prior to joining the Company, Mr. Dausch was Executive Vice President of Development and New Business for CenterMark Properties ("CenterMark"). From 1977 to 1989, Mr. Dausch was employed by The Rouse Company. He is a graduate of The Johns Hopkins University and the Columbia University School of Law.

THE HON. JOSEPH B. GILDENHORN, Director Since November 1995, Age 70

     Partner of The JBG Companies, a real estate development and management company, or its predecessors since 1956. Partner at the law firm of Brown, Gildenhorn & Jacobs since 1956. Mr. Gildenhorn also serves as Chairman of the Board of Directors of BB&T Bank, D.C. Metro Region. Mr. Gildenhorn served as United States Ambassador to Switzerland from August 1989 to March 1993. Mr. Gildenhorn is a member of the AUDIT COMMITTEE and the EXECUTIVE COMPENSATION COMMITTEE of the Board of Directors.

HARRY H. NICK, Director Since April 1994, Age 58

     Executive Vice President for Strategic Planning and Acquisitions of the Company from May 1995 until August 1996. Mr. Nick was Chief Financial Officer and Treasurer of the Company from January 1993 until May 1995. Since 1982, Mr. Nick was associated in various capacities with Western Development Corporation, serving as its Chief Financial Officer from April 1982 to August 1984 and as its Executive Vice President from September 1987 to April 1991 and as a consultant to various affiliates from April 1991 to January 1993. Mr. Nick was employed with the accounting firm of Grant Thornton from 1966 to 1982, serving eight years as an audit partner. Mr. Nick is a member of the AUDIT COMMITTEE of the Board of Directors.

ROBERT P. PINCUS, Director Since April 1994, Age 53

     President, D.C. Metro Region, of BB&T Bank since February 1999. From May 1991 until February 1999, he also served as Chief Executive Officer and President of Franklin National Bank of Washington, D.C. From 1983 to 1991, Mr. Pincus was Chief Executive Officer and President of D.C. National Bank and Sovran Bank/DC National. Mr. Pincus is a member of the AUDIT COMMITTEE and the EXECUTIVE COMPENSATION COMMITTEE of the Board of Directors.

INCUMBENT DIRECTORS -- TERM ENDING 2002

FRANZ VON PERFALL, Director Since April 1994, Age 58

     Managing Director of Kan Am since 1980. From 1977 until 1980, Mr. von Perfall served as director of BHF Bank, located in Frankfurt, Germany.

CHRISTINA L. ROSE, Director Since May 1998, Age 53

     Chairman of Rose & Kindel, a leading California public affairs firm, which she co-founded, since 1987. From 1984 to 1987, Ms. Rose headed her own firm, Cristina L. Rose, Inc., where she specialized in state and local government relations and issue communications. From 1975 to 1984, she directed the Sacramento lobbying activities of Winner/Wager & Associates, a national contract lobbying and public affairs firm.

LAURENCE C. SIEGEL, Director Since January 1993, Age 47

     CHIEF EXECUTIVE OFFICER and CHAIRMAN OF THE BOARD of the Company since March 1995. From the inception of the Company until 1995, Mr. Siegel served as Executive Vice President, Secretary and Vice Chairman of the Board of the Company. From 1983 to 1993, Mr. Siegel was Executive Vice President of Western Development Corporation. Prior to joining Western, Mr. Siegel was the Vice President of Leasing for the Mid-Atlantic states at Merrill Lynch Commercial Services. Mr. Siegel is a graduate of Boston University with a degree in marketing and finance. Mr. Siegel is a member of the NOMINATING COMMITTEE and the EXECUTIVE COMMITTEE of the Board of Directors.

1999 BOARD MEETINGS

     The Board of Directors held a total of five meetings during 1999. Each director of the Company attended at least 75% of the meetings held during 1999 by the Board of Directors and the committees of which he or she was a member.

COMMITTEES OF THE BOARD OF DIRECTORS

     In accordance with the Bylaws of the Company, the Board of Directors has established an Executive Committee, an Audit Committee, a Nominating Committee and an Executive Compensation Committee. The membership of these Committees is as set forth in the preceding section of this Proxy Statement.

EXECUTIVE COMMITTEE
     Number of Directors: 3
     Number of Meetings in 1999: 8
     Functions:

     - Exercises the powers authorized by the Board of Directors, except for actions that must be taken by the full Board of Directors under the Delaware General Corporation Law

AUDIT COMMITTEE
     Number of Directors: 3
     Number of Meetings in 1999: 2
     Functions:

     - Considers and advises the Board of Directors on the scope of the annual audit by the independent auditors

     - Approves other professional services provided by the Company's independent auditors

     - Monitors audit fees and expenses, including fees incurred for non-audit services provided by the auditors, and the independence of the Company's independent auditors

     - Reviews the Company's accounting policies and procedures and the adequacy of the Company's internal accounting controls

NOMINATING COMMITTEE
     Number of Directors: 3
     Number of Meetings in 1999: 2
     Functions:

     - Selects the nominees for election to the Board of Directors

     - Considers candidates for the Board of Directors as recommended by the shareholders

     Pursuant to the Company's Bylaws, vacancies on the Board of Directors are to be filled by the remaining directors then in office based on the recommendations made by the Nominating Committee. The Nominating Committee will consider qualified nominees recommended by the shareholders. The Company's Bylaws provide that shareholders who wish to suggest qualified nominees should write to the Secretary of the Company, 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209, not less than 60 days and not more than 90 days prior to the date of the annual meeting of shareholders. The notice must contain the information required by the Company's Bylaws.

EXECUTIVE COMPENSATION COMMITTEE
     Number of Directors: 3
     Number of Meetings in 1999: 11
     Functions:

     - Determines the compensation for the Company's executive officers

     - Administers the Company's equity incentive plan and other compensatory plans

COMPENSATION OF DIRECTORS

     BASE COMPENSATION. Directors of the Company who are also employees of the Company receive no director's fees. Non-employee directors of the Company receive the following fees for their service in that capacity:

Annual Fee..................................................  $24,000
For Each Board or Committee Meeting Attended................  $ 1,000

     OPTIONS/RESTRICTED STOCK. In addition, each non-employee director is entitled to receive grants of restricted stock and options under the Company's Amended and Restated 1994 Executive Equity Incentive Plan. Each such director receives an annual grant of restricted stock having a value of $6,000. The restricted stock vests in three equal annual installments beginning one year after the date of grant. Upon being elected to the Board of Directors, each non-employee director of the Company receives an option to purchase 1,000 shares of common stock at an exercise price equal to the fair market value of the underlying common stock on the date of the director's election. The options vest in equal installments on the third and fourth anniversaries of the date of grant, provided that the optionee is still a director on such date. Thereafter, upon re-election to the Board of Directors, the director receives a similar option to purchase 1,000 shares of common stock.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                                  (PROPOSAL 2)

     The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the accounting firm of Ernst & Young LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2000. Ernst & Young LLP has served as independent auditors of the Company since its initial public offering in 1994. The Company has been advised by Ernst & Young LLP that representatives of Ernst & Young LLP will be present at the Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

     The ratification of the appointment of Ernst & Young LLP requires the approval of a majority of the votes cast at the Meeting. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                       EXECUTIVE OFFICERS OF THE COMPANY

     The following is a biographical summary of the executive officers of the Company as of December 31, 1999, (other than those who serve as directors):

     JUDITH S. BERSON, 57, EXECUTIVE VICE PRESIDENT OF LEASING of the Company since April 1999, is responsible for directing the leasing efforts for Anchor/Major, Peripheral/Land Sales and Specialty stores in the Mills portfolio, as well as all projects under development domestically and internationally. From November 1996 until March 1999, Ms. Berson was Executive Vice President of Specialty Leasing. Ms. Berson joined the Company's predecessor in 1989. Prior to joining the Company, Ms. Berson was head of

Retail Leasing and Retail Development for Adaron, a diversified development company in North Carolina. Ms. Berson graduated from the University of Michigan with a bachelor's degree in political science and graduated from the University of Santa Clara with a master's degree.

     KENT S. DIGBY, 47, has been EXECUTIVE VICE PRESIDENT OF MANAGEMENT AND MARKETING of the Company since May 1995 and has directed the management and marketing functions on behalf of the Company or its predecessors since 1988. In this capacity, Mr. Digby oversees all management and marketing issues for the entire portfolio of properties for the Company. Prior to 1988, Mr. Digby served as the Vice President of Management for The Rouse Company.

     THOMAS E. FROST, 47, has been SECRETARY of the Company since March 1995, GENERAL COUNSEL of the Company since May 1995 and EXECUTIVE VICE PRESIDENT of the Company since April 1999. From March 1995 until April 1999, Mr. Frost was Senior Vice President of the Company. Mr. Frost was previously Senior Vice President and General Counsel for CenterMark Properties, which he joined in 1989. Before joining CenterMark, he served as Senior Counsel to The May Department Stores Company from 1984 through 1989, served as staff attorney for The Edward J. DeBartolo Corporation from 1981 through 1984 and was associated with the firm of Olds, Olds & Lynett from 1979 through 1981. Mr. Frost is a graduate of Miami University and the University of Akron School of Law.

     THOMAS M. HINDERT, 46, has been EXECUTIVE VICE PRESIDENT OF REAL ESTATE of the Company since April 1999, was Senior Vice President of Real Estate of the Company from April 1994 until April 1999 and has served in a similar capacity on behalf of the Company or its predecessors since 1986. Mr. Hindert has also served as Development Coordinator for the New Orleans Center and the San Antonio River Center projects with The Edward J. DeBartolo Corporation and as Senior Planner for the City of Pittsburgh. Mr. Hindert received dual master's degrees in Architecture and Urban Planning from the University of Michigan.

     STEVEN J. JACOBSEN, 44, has been EXECUTIVE VICE PRESIDENT OF DEVELOPMENT of the Company since April 1999, was Senior Vice President of Development of the Company from April 1994 until April 1999 and has served in a similar capacity on behalf of the Company or its predecessor since 1984. Prior to 1984, Mr. Jacobsen worked as a Senior Construction Manager and Regional Manager for various real estate development companies in the Midwest and worked as Senior Manager for various architectural project teams in the development of residential, retail and mixed use projects. Mr. Jacobsen is a licensed architect and received his undergraduate degree from the University of Illinois, Champaign/Urbana and has continued his education in the fields of business and finance.

     KENNETH R. PARENT, 39, has been CHIEF FINANCIAL OFFICER of the Company since May 1995 and EXECUTIVE VICE PRESIDENT of the Company since November 1997. From September 1994 until November 1997, Mr. Parent was Senior Vice President of the Company. Prior to joining the Company, Mr. Parent's experience included eleven years in public accounting at Kenneth Leventhal & Co. and Price Waterhouse, where he specialized in real estate accounting, tax and consulting. Mr. Parent is a member of the American Institute of Certified Public Accountants and a graduate of the University of Southern California.

     MARK J. RIVERS, 34, EXECUTIVE VICE PRESIDENT and CHIEF STRATEGIC OFFICER of the Company, joined the Company in July 1997 and was appointed to his current offices in April 1999. From November 1997 until April 1999, Mr. Rivers was Senior Vice President -- Anchor Leasing of the Company. From 1995 to 1997, Mr. Rivers served as Senior Vice President and Director of Development for DeBartolo Entertainment where he led initiatives in retail development and the creation of new restaurant and hospitality concepts. From 1993 to 1995, Mr. Rivers was Vice President of New City Development for Mirage Resorts, Incorporated. Mr. Rivers is a graduate of the State University of New York at Albany.

     JAMES P. WHITCOME, 53, has been EXECUTIVE VICE PRESIDENT OF CAPITAL SERVICES since April 1999. In this capacity, he is responsible for all design and construction activities related to the physical plant and tenanting of the Company's portfolio. From December 1994 until April 1999, Mr. Whitcome was Senior Vice President of Capital Services of the Company. From December 1989 until joining the Company, Mr. Whitcome served as Senior Vice President of Capital Improvements for CenterMark Properties. From 1981 to 1989, Mr. Whitcome was employed by The Rouse Company as Vice President of Engineering and

Director of Construction. During the 1970's, Mr. Whitcome was employed by General Growth as Director of Construction. Mr. Whitcome is a graduate of Iowa State University.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the annual and long-term compensation for the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company:

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                          LONG-TERM COMPENSATION
                             ----------------------------------------------   ----------------------------------------
                                                                                             SECURITIES
                                                                               RESTRICTED    UNDERLYING       ALL
                                                               OTHER ANNUAL      STOCK        OPTIONS/       OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)       COMPENSATION   AWARDS($)(2)   SARS(#)(3)   COMPENSATION
---------------------------  ----   ---------   --------       ------------   ------------   ----------   ------------
Laurence C. Siegel.........  1999   $540,879    $ *(1)             $--          $901,626      249,798        $8,900(4)
Chairman of the Board,       1998    526,599     413,543            --                 0      119,377         8,900(4)
Chief Executive Officer      1997    484,666     467,914            --           277,907      119,377         3,710(4)
and Director
Peter B. McMillan..........  1999    375,718      *(1)              --           362,850       64,994         8,677(5)
President, Chief Operating   1998    368,552     243,079            --           193,145      170,964         8,650(5)
Officer and Director         1997    342,537     279,822            --           178,310       76,593         4,070(5)
James F. Dausch............  1999    350,000      *(1)              --           279,950       50,146         6,870(6)
Senior Executive Vice        1998    317,635     170,498            --           145,291      128,488         8,550(6)
President -- Development     1997    286,300     191,357            --           133,853       57,499         4,561(6)
and Director
Judith S. Berson...........  1999    320,000      *(1)              --           247,846       44,393         8,576(7)
Executive Vice President --  1998    276,500     183,313            --           128,649      112,701         8,480(7)
Specialty Leasing            1997    250,000     184,324            --           116,040       49,843         4,304(7)
Kenneth R. Parent..........  1999    290,000      *(1)              --            79,814      128,651         8,522(8)
Executive Vice President,    1998    260,000     204,500            --             9,788       61,537         8,522(8)
Chief Financial Officer      1997    208,000     182,465            --           117,412       49,843         2,873(8)

---------------
(1) Bonus figures for 1999 have not been determined and will be based on the Compensation Committee's review of each executive officer's performance for 1999 as well as the Company's achievement of its 1999 goals and objectives, including goals for achieving budgeted levels of net operating income and funds from operations.

(2) The number of shares of restricted stock held by Messrs. Siegel, McMillan, Dausch and Parent and Ms. Berson on December 31, 1999 was 67,701, 41,686, 31,741, 17,283 and 27,144, respectively. The value of these restricted stock holdings as of December 31, 1999 was $1,210,155, $745,137, $567,370,
    $308,934 and $485,199, respectively, based upon the closing price of the common stock on the NYSE on December 31, 1999, which was $17.875. Each award of restricted stock vests in five equal annual installments beginning on the first anniversary of the date of grant. Holders of restricted stock are entitled to receive dividends on their restricted stock.

(3) All of the options granted on January 1, 1998, which vest only upon a change of control of the Company, were converted into stock appreciation rights in 1999.

(4) Includes Company contributions to the 401(k) Plan of $8,000 for each of 1999 and 1998 and $3,200 for 1997 and the cost of group term life insurance amounting to $900 in each of 1999 and 1998 and $510 in 1997.

(5) Includes Company contributions to the 401(k) Plan of $8,000 for each of 1999 and 1998 and $3,200 for 1997 and the cost of group term life insurance amounting to $677, $650 and $870 in 1999, 1998 and 1997, respectively.

(6) Includes Company contributions to the 401(k) Plan of $6,240, $8,000 and $3,200 for 1999, 1998 and 1997, respectively, and the cost of group term life insurance amounting to $630, $550 and $1,361 in 1999, 1998 and 1997, respectively.

(7) Includes Company contributions to the 401(k) Plan of $8,000 for each of 1999 and 1998 and $3,200 for 1997 and the cost of group term life insurance amounting to $576, $480, and $1,104 in 1999, 1998 and 1997, respectively.

(8) Includes Company contributions to the 401(k) Plan of $8,000, for each of 1999 and 1998 and $2,400 for 1997 and the cost of group term life insurance amounting to $522 for each of 1999 and 1998 and $473 for 1997.

     The following table sets forth certain information concerning exercised and unexercised options held by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company at December 31, 1999.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF               VALUE OF UNEXERCISED
                                                           SECURITIES UNDERLYING             IN-THE-MONEY
                                                         UNEXERCISED OPTIONS/SARS           OPTIONS/SARS AT
                             SHARES                        AT DECEMBER 31, 1999            DECEMBER 31, 1999
                            ACQUIRED         VALUE      ---------------------------   ---------------------------
         NAME            ON EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            --------------   -----------   -----------   -------------   -----------   -------------
Laurence C. Siegel.....      - 0 -           - 0 -        255,628        344,384        $9,813         $51,569
Peter B. McMillan......      - 0 -           - 0 -        164,216        221,866         6,641          32,862
James F. Dausch........      - 0 -           - 0 -        140,418        168,082         4,996          25,269
Judith S. Berson.......      - 0 -           - 0 -         91,710        139,388         2,775          21,272
Kenneth R. Parent......      - 0 -           - 0 -         72,226        221,119         2,498          57,954

     The following table sets forth certain information relating to options to purchase common stock granted to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company during 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS
                                                 -----------------
                                                                                  POTENTIAL REALIZABLE
                                                                                    VALUE AT ASSUMED
                                            PERCENT                                  ANNUAL RATES OF
                           NUMBER OF        OF TOTAL                                   STOCK PRICE
                           SECURITIES       OPTIONS                                 APPRECIATION FOR
                           UNDERLYING      GRANTED TO    EXERCISE                      OPTION TERM
                            OPTIONS       EMPLOYEES IN    PRICE     EXPIRATION   -----------------------
         NAME            GRANTED(#)(1)    FISCAL YEAR     ($/SH)       DATE          5%          10%
         ----            --------------   ------------   --------   ----------   ----------   ----------
Laurence C. Siegel.....     146,880           5.34%      $26.1900    4/1/2008    $  226,194   $2,343,957
                            102,918           3.74%       17.4375    4/1/2009     1,128,635    2,860,182
Peter B. McMillan......      64,994           2.36%      $17.4375    4/1/2009       712,747    1,806,241
James F. Dausch........      50,146           1.82%      $17.4375    4/1/2009       549,919    1,393,602
Judith S. Berson.......      44,393           1.62%      $17.4375    4/1/2009       486,829    1,233,721
Kenneth R. Parent......     128,661           4.68%      $17.4375    4/1/2009     1,410,942    3,575,603

---------------
(1) Each option granted in fiscal year 1999 vests in five equal annual installments on the first anniversary of the date of the grant.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

     In 1994, the Company entered into an employment agreement with Mr. Siegel. Pursuant to the employment agreement, Mr. Siegel agreed to serve at the pleasure of the Board of Directors, to receive such compensation as may be established by the Board of Directors and to be reimbursed for such expenses as the

Board of Directors may approve from time to time. The employment agreement provides that if Mr. Siegel's employment is terminated without cause, Mr. Siegel is entitled to all compensation and benefits which are fully accrued and vested, but unpaid, on the date of such termination, including severance pay in accordance with the Company's severance pay policy then in effect. Further, if Mr. Siegel terminates his employment for good reason, he is entitled to receive only the compensation and benefits which are fully accrued and vested, but unpaid, on the date of such termination. The employment agreement prohibits Mr. Siegel, subject to certain limited exceptions, from engaging directly or indirectly, without the Company's prior consent, in the development, redevelopment, operation, management or leasing of any type of retail shopping center anywhere in the world during the period of employment with the Company and for 18 months thereafter, except that, if Mr. Siegel terminates his employment for good reason as defined in his employment agreement, the non-competition period ends one year subsequent to the date employment is terminated. The employment agreement defines "good reason" to include the Company's breach of its agreements applicable to Mr. Siegel's duties and certain changes in the composition of the Board of Directors.

     The Company and Mr. Siegel have reached an agreement in principle to enter into an employment agreement that would begin on April 1, 2000, and expire on March 31, 2003. During the term of the agreement, Mr. Siegel would receive an annual base salary of $700,000. The Company also would pay Mr. Siegel a bonus of $640,000 on April 1, 2000, and bonuses of $500,000 on April 1, 2001 and April 1, 2002. The Company also would pay Mr. Siegel an additional annual incentive bonus of $1,000,000 on April 1 of 2000, 2001 and 2002. All bonuses may be subject to and adjusted by the achievement of certain performance objectives and certain other criteria. On April 1, 2000, Mr. Siegel would receive restricted stock having a value of $773,000 and an option to purchase common stock having a value of $1,657,925 at an exercise price equal to the fair market value of the underlying stock on the date of the grant. On April 1 of each year thereafter, Mr. Siegel would receive restricted stock having a value of $600,000 and an option to purchase shares of common stock having a value of $900,000 at an exercise price equal to the fair market value of the underlying common stock on the date of the grant. Either the actual amount of each award of options and restricted stock or the extent to which the award vests, may be subject to and adjusted by the achievement of certain performance objectives and certain other criteria. The restricted stock and options would vest if Mr. Siegel's employment were terminated due to death, disability, termination by Mr. Siegel for good reason (as to be defined in the agreement), termination without cause (as to be defined in the agreement), or termination within six months of a change of control (as to be defined in the agreement) if due to either involuntary discharge or a substantial reduction in duties. If Mr. Siegel's employment were terminated without cause or Mr. Siegel were to terminate his employment for good reason, Mr. Siegel would receive severance pay in accordance with the Company's severance pay policy then in effect. The employment agreement would contain non-competition provisions prohibiting Mr. Siegel, subject to certain limited exceptions and certain criteria, from engaging directly or indirectly in the development, redevelopment, operation, management or leasing of a retail shopping center or retail shopping center services anywhere in the world during the period of employment with the Company and for 18 months thereafter.

     The Company also entered into employment agreements in 1997 with each of Messrs. McMillan, Dausch and Parent and Ms. Berson (the "1997 Agreements"). Pursuant to the 1997 Agreements, each employee agreed to be employed by the Company for a term of three years, with the agreement to be automatically renewed for successive one-year periods unless terminated by the employee or the Company. The Company, in turn, agreed to (i) pay Messrs. McMillan, Dausch and Parent and Ms. Berson an initial base annual salary of $345,050, $288,400, $208,000 and $250,000, respectively, subject to review and adjustment on April 1 of each year and (ii) reimburse each employee for expenses in accordance with the Company's expense reimbursement policies applicable to employees in the same or substantially equivalent position.

     The 1997 Agreements provide that if the employee's employment is terminated by (i) the Company without cause prior to six months before or more than two years after the effective date of certain change of control events or (ii) the employee for good reason before the end of the initial term if the effective date of termination is prior to six months before or more than two years following the effective date of certain change of control events, the employee will be entitled to his salary for three years, in the case of Mr. McMillan, or to his or her salary for two years, in the case of Messrs. Dausch and Parent and Ms. Berson. In addition, the

Company will pay for the continuation of the employee's welfare benefits for a period of 24 months following the date of termination.

     The 1997 Agreements also provide that if the employee's employment is terminated by the Company without cause or by the employee with good reason within six months before or within two years following the effective date of certain change of control events, the employee will be entitled to, in the case of Mr. McMillan, an amount equal to three times his highest annualized base salary and an amount equal to three times the greater of (i) his average annual cash bonus earned under the Company's short-term bonus plan during the three years prior to the change of control event or (ii) the target level of bonus established for the fiscal year in which the date of termination occurs and, in the case of Messrs. Dausch and Parent and Ms. Berson, an amount equal to two times the employee's highest annualized base salary, an amount equal to two times the greater of (i) the employee's average annual cash bonus earned under the Company's short-term bonus plan during the three years prior to the change of control event or (ii) the target level of bonus established for the fiscal year in which the date of termination occurs and an amount equal to the target level of bonus for the year in which the effective date of termination occurs. In addition, Messrs. McMillan, Dausch and Parent and Ms. Berson will receive medical, dental and life insurance for 24 months after the effective date of termination and a cash payment of any compensation which has been deferred under the Company's non-qualified deferred compensation plans.

     The 1997 Agreements contain non-competition provisions that prohibit the employees, subject to certain limited exceptions, from engaging directly or indirectly, without the Company's prior consent, in the development, redevelopment, operation, management or leasing of a retail shopping center or retail shopping center services within a certain area and/or with certain competitors during the period of employment with the Company and for 36 months, in the case of Mr. McMillan, or 24 months, in the case of Messrs. Dausch and Parent and Ms. Berson, thereafter, except that if the employee terminates his or her employment for good reason as defined in his employment agreement, the non-competition period ends one year subsequent to the date employment is terminated. In addition, the non-competition provisions prohibit the employee from inducing any employee of the Company to terminate his employment with the Company, accepting employment with any Competitor of the Company or interfering with any similar manner with the business of the Company during the period of employment with the Company and for a period of 24 months thereafter.

     Pursuant to Mr. McMillan's employment agreement, the Company made a $150,000 housing relocation loan to Mr. McMillan, one-third of which was forgiven on February 16, 1996. Under the terms of his amended employment agreement, the balance of the loan principal plus interest is payable in full by Mr. McMillan in the event his employment with the Company terminates for any reason other than for good reason or without cause. The remaining loan principal, together with all interest accruing under the loan, may be forgiven under certain circumstances.

     In 1995, the Company made a $150,000 housing relocation loan to Mr. Dausch, one-third of which was forgiven on January 23, 1996. Under the terms of employment agreement, the balance of the loan principal plus interest is payable in full by Mr. Dausch in the event his employment with the Company terminates for any reason other than for good reason or without cause. The remaining loan principal, together with all interest accruing under the loan, may be forgiven under certain circumstances.

                     CUMULATIVE TOTAL SHAREHOLDER RETURN(1)
                 THE COMPANY VERSUS S&P 500 AND NAREIT INDICES

                             [PERFORMANCE CHART]

                                                       THE COMPANY                S&P 500 INDEX            NAREIT EQUITY INDEX
                                                       -----------                -------------            -------------------
12/94                                                      100                         100                         100
12/95                                                       94                         134                         115
12/96                                                      132                         161                         156
12/97                                                      135                         211                         188
12/98                                                      110                         268                         155
12/99                                                       99                         320                         148

---------------
(1) Assumes $100 invested on December 31, 1994 in the Company's common stock (NYSE symbol: MLS), the S&P 500 Index and the NAREIT Equity REIT Total Return Index. Total return assumes reinvestment of all dividends.

                        REPORT ON EXECUTIVE COMPENSATION

     The Executive Compensation Committee (the "Committee") of the Board of Directors has prepared the following report regarding 1999 executive compensation. The Committee is composed entirely of non-employee directors and is responsible for determining the compensation for the Company's executive officers and for administration of the Company's Amended and Restated 1994 Executive Equity Incentive Plan. This report describes the Committee's basic approach to executive compensation and the basis on which 1999 compensation determinations were made by the Committee with respect to the Company's executive officers, including the officers name in the Summary Compensation Table (the "Named Executive Officers"). The Committee works closely with the entire Board of Directors in the execution of its duties.

EXECUTIVE COMPENSATION POLICY

     The primary objectives of the Committee in determining executive compensation are (i) to provide a competitive total compensation package to enable the Company to attract and retain qualified executives and align their compensation with the Company's overall business strategies and (ii) to provide each executive officer with a significant equity stake in the Company through stock options and stock grants.

     In 1996, the Committee authorized the Company to assist in an analysis of the Company's compensation practices. Towers Perrin analyzed the Company's plans for executive officers' base salaries, cash bonus incentives and long term incentives and compared the Company's compensation plans to plans offered by comparable companies (the "comparable companies") active in the ownership, development and operation of shopping centers, based on publicly available data. The comparable companies included CBL & Associates Properties, Crown America Realty Trust, DeBartolo Realty Corporation, Federal Realty Investment Trust, General Growth Properties, Inc., Glimcher Realty Trust, Prime Retail, The Rouse Company, Simon Property Group, Inc. (which has since merged with DeBartolo Realty Corporation), Taubman Centers, Inc. and Urban Shopping Centers, Inc. As a result of the Towers Perrin analysis, in 1996, the Board of Directors authorized the Committee to implement a comprehensive compensation plan (the "Compensation Plan") which consists of three principal components: base salary, an annual Performance Incentive Plan and a Long Term Incentive Plan.

     The Company is currently consulting with Towers Perrin to review the compensation plans of comparable companies and to analyze new compensation strategies for its executive officers to assure that its compensation practices are consistent with the Company's goals and objectives.

1999 EXECUTIVE OFFICER COMPENSATION

     BASE SALARY. In 1999, the base salaries for the Chief Executive Officer and the President were increased by approximately 3% from the previous year. In addition, on April 1, 1999, a number of executive officers were promoted. As a result of the promotions, the officers' base salaries were increased to bring their compensation within the range of salaries paid to similarly situated executives of comparable companies and to reflect their increased responsibilities.

     ANNUAL CASH INCENTIVE BONUS. In addition, goals and objectives were established pursuant to the Performance Incentive Plan as the basis for determining the cash bonuses to be paid to the executive officers for 1999 performance. The goals and objectives included goals for: achieving budgeted levels of net operating income from the Company's properties, achieving budgeted levels of funds from operations and managing central office expenditures within budgeted levels. The balance of objectives included property-specific development, operations and leasing goals. The Company's actual performance in achieving its goals and objectives is being used in calculating the adjusted bonus levels payable to the executive officers for 1999. Such calculations are currently being reviewed.

     STOCK OPTIONS AND RESTRICTED STOCK. Effective March 12, 1999 and April 1, 1999, the Committee approved grants of stock options and restricted stock pursuant to the Amended and Restated 1994 Executive Equity Incentive Plan. The March 12, 1999 grants of stock options and restricted stock were retroactive to 1998 to compensate Mr. Siegel for 1997 performance. The aggregate values of the April 1, 1999 grants of both stock options and restricted stock were determined based on a variety of factors, including the individual's degree of responsibility, ability to affect future Company performance, salary level and contribution to the overall success of the Company, as well as to the general level of performance by the Company.

     The Company and Mr. Seigel have reached an agreement in principle to enter into an employment agreement that would begin on April 1, 2000, and expire on March 31, 2003. In establishing Mr. Siegel's annual compensation and incentive awards under the new agreement, the Committee reviewed a study by Towers Perrin analyzing the salaries of executives in comparable companies within the real estate development industry. Mr. Siegel's total direct compensation under the new agreement would place him in the 92nd percentile when compared to the group consisting of the highest paid executive in each of the comparator companies. Mr. Siegel's compensation would include an annual bonus, grants of options and restricted stock all of which would be subject to and adjusted by the achievement of certain performance objectives and certain other criteria. The Committee believes that basing a large portion of Mr. Siegel's compensation on long-term performance objectives and certain other criteria fulfills a Company objective of linking Mr. Siegel's compensation directly and closely to increasing shareholder value.

1999 CHIEF EXECUTIVE OFFICER PAY

     Mr. Siegel received a base salary in 1999 of $540,879. Mr. Siegel's final bonus will be calculated on the basis of the Company's achievement of its 1999 goals and objectives, as outlined above in "1999 Executive Officer Compensation." On March 12, 1999, the Committee granted to Mr. Siegel stock options for 146,880 shares and granted 12,488 shares of restricted stock. On April 1, 1999, the Committee further granted to Mr. Siegel stock options for 102,918 shares and granted 32,949 shares of restricted stock. The Committee determined Mr. Siegel's 1999 option and restricted stock grants based on the factors outlined above in "1999 Executive Officer Compensation."

$1 MILLION PAY DEDUCTIBILITY LIMIT

     Section 162(m) of the Internal Revenue Code prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1 million paid to the chief executive officer or any of the Company's four other most highly compensated officers for any fiscal year. Certain performance-based compensation is excluded from this $1 million cap. Stock options granted pursuant to the Amended and Restated 1994 Executive Equity Incentive Plan, as amended, are intended to qualify as such performance-based compensation. During 1999, none of the Company's executive officers' compensation subject to the deductibility limits exceeded $1 million.

                                          The Executive Compensation Committee
                                          John M. Ingram, Chairman
                                          Robert P. Pincus
                                          The Hon. Joseph B. Gildenhorn

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table sets forth information regarding the beneficial ownership of shares of common stock as of February 29, 2000 for (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding common stock, (ii) each director of the Company, its Chief Executive Officer and the four other most highly compensated executive officers of the Company and (iii) the directors and executive officers of the Company as a group. Each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Units of limited partnership interest in the Operating Partnership, of which the Company is the sole general partner and the owner of 60.23% of the outstanding units, owned by a person named in the table are included in the "Number of Shares of Common Stock" column because such units are redeemable, at the option of the holder, for cash equal to the value of an equal number of shares of common stock or, at the election of the Company, for an equal number of shares of common stock. Because of limitations on ownership of common stock imposed by the Company's certificate of incorporation, some holders of units listed below could not in fact redeem all of their units for common stock without divesting a substantial number of shares of common stock in connection with the redemption. The extent to which a person holds units as opposed to common stock is set forth in the footnotes. The address of the directors, executive officers and beneficial owners included in the table below is 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209, unless otherwise provided.

                                                                                   PERCENT OF
                                             NUMBER OF       PERCENT OF            SHARES OF
        NAME AND BUSINESS ADDRESS            SHARES OF        SHARES OF           COMMON STOCK
           OF BENEFICIAL OWNER              COMMON STOCK   COMMON STOCK(1)        AND UNITS(2)
        -------------------------           ------------   ---------------        ------------
Laurence C. Siegel........................    1,076,968(3)       4.38%                2.70%
Peter B. McMillan.........................      134,892(4)          *                    *
James F. Dausch...........................       81,947(5)          *                    *
Judith S. Berson..........................       61,661(6)          *                    *
Kenneth R. Parent.........................       77,899(7)          *                    *
Dietrich von Boetticher...................          443             *                    *
John M. Ingram............................        7,443             *                    *
Charles R. Black, Jr......................        4,393             *                    *
James C. Braithwaite......................       89,761(8)          *                    *
Joseph B. Gildenhorn......................       14,443             *                    *
Harry H. Nick.............................      272,296(9)       1.13%                   *
Franz von Perfall.........................       77,322(10)         *                    *
Robert P. Pincus..........................        6,443             *                    *
Cristina L. Rose..........................        1,443             *                    *
Kan Am....................................   12,568,749(11)      34.40%              31.58%
  3495 Piedmont Road
  Ten Piedmont Center, Suite 520
  Atlanta, Georgia 30305
All executive officers and directors as a
group (20 persons)........................    2,219,880(12)       8.81%(13)           5.52%(14)

---------------
  *   Less than 1%

 (1) For purposes of this calculation, the shares of common stock deemed outstanding includes 23,971,307 shares of common stock outstanding as of February 29, 2000, plus the number of shares of common stock issuable to the named person(s) upon the exercise of options exercisable within 60 days of February 29, 2000 and upon redemption of units held by such named person(s).

 (2) For purposes of this calculation, the number of shares of common stock and units deemed outstanding includes 23,971,307 shares of common stock outstanding as of February 29, 2000, 15,828,887 units outstanding as of February 29, 2000 (excluding units held by the Company) and shares of common stock issuable to the named persons(s) upon the exercise of options exercisable within 60 days of February 29, 2000.

 (3) Includes 446,340 shares of common stock, 556,793 units and options to purchase 78,835 shares of common stock exercisable within 60 days of February 29, 2000.

 (4) Includes 87,702 shares of common stock and options to purchase 47,190 shares of common stock exercisable within 60 days of February 29, 2000.

 (5) Includes 46,220 shares of common stock and options to purchase 35,727 shares of common stock exercisable within 60 days of February 29, 2000.

 (6) Includes 30,243 shares of common stock and options to purchase 31,418 shares of common stock exercisable within 60 days of February 29, 2000.

 (7) Includes 29,892 shares of common stock and options to purchase 48,007 shares of common stock exercisable within 60 days of February 29, 2000.

 (8) Includes 1,443 shares of common stock and 85,318 units. Also includes 3,000 shares of common stock held in an account for Mr. Braithwaite's mother-in-law with respect to which Mr. Braithwaite shares voting and investment power.

 (9) Includes 160,728 shares of common stock and 111,568 units.

(10) Includes 20,443 shares of common stock and 56,879 units.

(11) Includes 12,568,749 units deemed to be beneficially owned by Kan Am as general partner of nine limited partnerships.

(12) Includes 996,409 shares of common stock, 815,404 units and options to purchase 408,070 shares of common stock exercisable within 60 days of February 29, 2000.

(13) For purposes of this calculation, the shares of common stock deemed outstanding includes 23,971,307 shares of common stock outstanding as of February 29, 2000, 815,404 units beneficially owned by all executive officers and directors as a group and options to purchase 408,070 shares of common stock exercisable within 60 days of February 29, 2000 for all officers and directors as a group.

(14) The number of shares of common stock and units deemed outstanding for purposes of this calculation is described in note 2 to this table.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

JOINT VENTURES WITH KAN AM

     Three members of the Board of Directors of the Company, Messrs. von Boetticher, Braithwaite and von Perfall, are affiliated with Kan Am. Kan Am is a real estate developer and investment partnership sponsor headquartered in Germany. Kan Am provides the funds for certain of the Company's joint venture projects. Kan Am and its principals will benefit from providing such funds. Consequently, Messrs. von Boetticher, Braithwaite and von Perfall have a conflict of interest with respect to joint ventures entered into between the Company and Kan Am. When the Board (and the Executive Committee, of which Mr. Braithwaite is a member) voted on the proposed joint ventures with Kan Am, each of Messrs. von Boetticher, Braithwaite and von Perfall abstained from voting. The Company does not know the precise arrangement Kan Am has with the investment partnerships that participate in the joint venture projects, but believes that Kan Am and its principals derive fees from the investment partnerships based on the amount of funds raised from the partners in those investment partnerships and will have carried interests in the partnerships disproportionate to the amount of capital they contribute to such partnerships. These fees are borne by Kan Am's investors, not the Company. As of February 29, 2000, Kan Am owned approximately 31.6% of the outstanding units in the Operating Partnership.

     The following sets forth certain information regarding the joint ventures between the Company and Kan Am.

                                                                          COMPANY             KAN AM
                                                                          REQUIRED           REQUIRED
                                               COMPANY     KAN AM         CAPITAL            CAPITAL
                  PROJECT                     OWNERSHIP   OWNERSHIP   CONTRIBUTIONS(1)   CONTRIBUTIONS(2)
                  -------                     ---------   ---------   ----------------   ----------------
                                                                       (IN MILLIONS)      (IN MILLIONS)
Ontario Mills...............................    50.0%       25.0%          $10.0              $22.5
Grapevine Mills.............................    37.5        25.0            14.5               29.0
The Block at Orange.........................    50.0        50.0             0                 60.0
Sawgrass Mills -- Phase III.................    50.0        50.0             0                 24.1
Katy Mills..................................    62.5        37.5            26.25              78.75
Concord Mills...............................    37.5        25.0            12.5               25.0
Meadowlands Mills...........................    66.7        33.3            --                 --
Arundel Mills...............................    37.5        25.0            17.5               35.0
Sugarloaf Mills(3)..........................    50.0        50.0            --                 70.0
Opry Mills..................................    60.7(4)      -- (4)         52.0 (4)           --

---------------
(1) Of which $6.4 million and $12.5 million remains to be funded for Grapevine Mills and Arundel Mills, respectively, as of December 31, 1999. Excludes certain advances and borrowings for working capital.

(2) Of which $0.3 million, $22.5 million and $26.8 million remains to be funded for Katy Mills, Arundel Mills and Sugarloaf Mills, respectively, as of December 31, 1999.

(3) The Company and Kan Am have reached an agreement in principle with Discover pursuant to which Sugarloaf Mills will be renamed Discover Mills. Definitive agreements are currently under negotiation.

(4) The Company has a letter of intent with Kan Am under which Kan Am will fund 100% of the Company's equity requirement in exchange for the Company's transfer to Kan Am of a 33.33% interest in the partnership.

     In general, Kan Am and the Company each receive a 9% preferential return on their cash contributions to the joint ventures, but income is allocated to the joint venture partners for tax purposes based on the joint venture partners' proportionate interests in the joint venture, which has the effect of allocating to the Company a higher percentage of taxable income than its share of cash distributions. Under the terms of the partnership agreement, following the tenth anniversary of the project's opening, either the Company or Kan Am can exercise a buy-sell provision whereby the Company, if it is the offeror, can require Kan Am to transfer its entire interest in the partnership or Kan Am, if it is the offeror, can require the Company to acquire Kan Am's entire interest in the partnership.

AMOUNTS DUE TO AND FROM RELATED PARTIES

     Pursuant to employment agreements the Company entered into with each of Messrs. McMillan, Dausch, Whitcome and Rivers, the Company loaned to them $150,000, $150,000, $150,000 and $50,000, respectively, to cover the increased housing costs incurred by them in relocating to accept employment with the Company. Each of the loans has a term of three years and bears interest at a rate of 8% per annum. The loans to Messrs. McMillan, Dausch and Whitcome are payable in full by Messrs. McMillan, Dausch and Whitcome in the event their employment with the Company terminates for any reason other than for "good reason" or without cause; provided, however, that on December 30, 2000, the third anniversary of the execution of each of Messrs. McMillan's, Dausch's and Whitcome's employment agreement, the Company will forgive the entire loan principal, together with all accrued interest. If any of the officers terminates employment with the Company, the then outstanding principal amount of the loan, plus interest, will become payable on terms specified in the respective employment agreements.

     On September 24, 1999, each of Messrs. Siegel, McMillan, Parent, Rivers and Whitcome executed a promissory note to the Company evidencing a loan of $249,642.00, $223,863.75, $225,853.65, $99,495.00 and

$49,747.50, respectively. Each borrower used the proceeds of the note to purchase common stock of the Company. Each loan has a term of three years and bears interest at a rate of 8% per annum.

OTHER TRANSACTIONS

     MillsServices Corp. previously managed a regional mall owned by a partnership of which Herbert S. Miller, a former director and executive officer of the Company, is the sole general partner and in which Messrs. Miller, Siegel and Nick are limited partners. The management contract was terminated in December 1998. However, this partnership and the purchaser of the property currently owe the Company, in the aggregate, approximately $552,000 in leasing fees and payroll expenses.

     Mr. Pincus is the President, D.C. Metro Region of BB&T Bank. Borrowings from BB&T Bank in 1999 included (i) a $2.4 million unsecured loan bearing interest at a rate of 6.25% which matures on July 15, 2000, (ii) a loan secured by furniture, fixtures and equipment bearing interest at a rate of 8.25% which matures on October 31, 2000 which had an outstanding balance at December 31, 1999 of $354,000, and (iii) a recourse loan secured in part by certain land parcels near Concord Mills and bearing interest at LIBOR plus 2%, which matures on December 21, 2000 which had an outstanding balance at December 31, 1999 of $8,956,000.

     Mr. Siegel and Mr. McMillan own equally 95% of the voting common stock and 1% of the non-voting preferred stock of MillsServices Corp. The Company owns the remaining 5% of the voting common stock and 99% of the non-voting preferred stock. As of December 31, 1999, MillsServices Corp. was indebted to the Company for $63 million, which debt has an interest rate of 12% and is payable on demand. No dividends were paid by MillsServices Corp. in 1999.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and certain shareholders of the Company to file reports with the SEC regarding transactions in the Company's securities. For 1999, Mr. Ingram filed one Form 4 late, relating to one transaction

                                 OTHER MATTERS

     The Company knows of no other matters to be presented for consideration at the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in proxies returned to the Company to vote those proxies in accordance with their judgment.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Proposals of shareholders to be presented at the 2001 Annual Meeting of Shareholders must be received by the Secretary of the Company prior to December 1, 2000 to be considered for inclusion in the Company's proxy material for that meeting. In addition, any shareholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at a meeting of shareholders (other than a shareholder proposal included in the Company's proxy materials pursuant to SEC Rule 14a-8) must deliver such information to the Secretary of the Company no earlier than February 1, 2001 and no later than March 2, 2001 and must comply with the advance notice provisions and other requirements of Section 2.7 of the Company's Amended and Restated By-laws, which are on file with the SEC and may be obtained from the Secretary of the Company upon request.

                          COSTS OF PROXY SOLICITATION

     The costs of soliciting proxies will be borne by the Company and will consist primarily of printing, postage and handling, including the expenses of brokerage houses, custodians, nominees and fiduciaries in forwarding documents to beneficial owners. Solicitation will be made initially by mail. Solicitation may also be made by the Company's officers, directors or employees, without additional compensation, personally or by telephone or telecopy. Solicitation also may be made by paid proxy solicitors. The Company has engaged the firm of Corporate Investor Communications, Inc. ("CIC") to aid it in the solicitation of proxies as required to secure a quorum. CIC will be paid agreed upon amounts for each contact made with shareholders with the fee depending on the nature of the contact (e.g., by mail, by phone or in person). The total fee to be paid to CIC is estimated not to exceed $5,500.

     Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

                                          By Order of the Board of Directors,

                                          /s/ Thomas E. Frost

                                          Thomas E. Frost
                                          Secretary

March 31, 2000

                             THE MILLS CORPORATION

                  ANNUAL MEETING OF SHAREHOLDERS MAY 16, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned does hereby appoint Peter B. McMillan and Thomas E. Frost, or either one of them, with full power of subsitution in each, as proxies to vote on the matters indentified and as directed on the reverse side of this card, or, if not so directed, in accordance with the recommendations of the Board of Directors, all shares of The Mills Corporation (the "Company") held of record by the undersigned at the close of business on March 21, 2000 and entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 16, 2000 at 10:00 a.m. Eastern Daylight Savings Time at the Key Bridge Marriott, 1401 Lee Highway, Arlington, Virginia, 22209 and upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

     This proxy, when properly completed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is otherwise given, this proxy will be voted (i) FOR the following nominees for election as Directors:
(1) Charles R. Black, Jr., (2) Dietrich Von Boetticher, (3) John M. Ingram and
(4) Peter B. McMillan, (ii) FOR Proposal 2 to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2000, and (iii) in the discretion of the named proxies as to any other matters properly presented at the meeting.

     You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark boxes if you wish to vote in accordance with the recommendations of the Board of Directors. The proxies cannot vote your shares unless you sign and return this proxy card.


--------------------------------------------------------------------------------
                            /\ FOLD AND DETACH HERE /\

[X]  PLEASE MARK YOUR                                           [   2930
     MARK VOTES AS IN
     THIS EXAMPLE.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is otherwise made, the proxy will be voted FOR the item or items for which no direction is made, and in the discretion of the named proxies as to any other matters properly presented at the meeting.


                   FOR         WITHHELD
1.  Election of   [  ]          [  ]
    Directors
    (see reverse)
    For except vote withheld from the following nominee(s):

    --------------------------------


                                                                            FOR         AGAINST     ABSTAIN
2.  Proposal to ratify the appointment of Ernst & Young LLP as auditors    [  ]          [  ]         [  ]
    for 2000.
                                                  The undersigned hereby acknowledges receipt of the Notice of the 2000 Annual Meeting of Shareholders and accompanying
                                                  Proxy Statement.





SIGNATURE(S)                                DATE
            --------------------------------    --------------------------------
Please sign above exactly as name appears, when shares are held by joint tenants, both should sign. When signing as Guardian, Executor, Administrator, Attorney, Trustee, etc., please give full title as such. If a corporation, sign in full corporate name by President or other authorized officer, giving title. If a partnership, sign in partnership name by authorized person.

--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\


                             THE MILLS CORPORATION

Shareholders can now give proxies to vote their shares by mail, by telephone or by using the Internet. To use the telephone or the Internet you will need your proxy card and voter control number shown above (just below the perforation) and the tax indentification number associated with your stockholder account. If you use the telephone or the Internet, there is no need to return the proxy card.

- To use the telephone, you will need a touch-tone telephone. Dial 1-877-PRX-VOTE (1-877-779-8683), 24 hours a day, seven days a week.

- To use the Internet, log on to the Internet and go to the following website: www.eproxyvote.com/mis
   ----------------------

- To use the mails, fold and detach the proxy card and use the enclosed envelope, which is already addressed and requires no postage.


                 Your vote is important.  Thank you for voting.